Exhibit 5.3

January 29, 2026

To:	Nicola Mining Inc.

Suite 1212 – 1030 West Georgia Street

Vancouver, BC V6E 2Y3, Canada

Consent of Expert

In connection with the Registration Statement on Form F-10 of Nicola Mining Inc. (the “Registration Statement”), I, James N Gray, P. Geo., hereby consent to the references in the Registration Statement to my name and the technical report entitled “NI 43-101 Technical Report on the Preliminary Copper Resource for the Southern Dump and 3060 Portal Dumps” with an effective date of May 21, 2020 (the “Technical Report”) and to the inclusion or incorporation by reference in the Registration Statement of written disclosure from the Technical Report and extracts from or a summary of the Technical Report.

/s/ James N. Gray
James N. Gray, P. Geo.